STYLE SELECT SERIES, INC.

                              ARTICLES OF AMENDMENT

                  STYLE SELECT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Article SECOND of the Charter of the Corporation is hereby amended to read in its entirety as follows:

                           "SECOND: The   name  of  the  corporation  (which  is
hereinafter called the "Corporation") is:

                           SunAmerica Style Select Series, Inc."

                  SECOND: The amendment does not change the outstanding capital stock of the Corporation or the aggregate par value thereof.

                  THIRD: The foregoing amendment to the Charter of the Corporation has been approved by the Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

                  FOURTH: The Corporation is registered as an open-end company under the Investment Company act of 1940.

                  IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on this __th day of September, 1999.

                                              STYLE SELECT SERIES, INC.

                                              By: /s/ Peter A. Harbeck
                                                  -----------------------------
                                                  Peter A. Harbeck
                                                  President



ATTEST:

/s/ Peter E. Pisapia
-------------------------------------
Peter E. Pisapia, Assistant Secretary